Exhibit 5
[Letterhead of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.]
January 18, 2008
Board of Directors
Home BancShares, Inc.
719 Harkrider, Suite 100
Conway, Arkansas 72032
Gentlemen:
     We are acting as counsel to Home BancShares, Inc., an Arkansas corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission pursuant to Rule 462(a) under the Securities Act of 1933, as amended, relating to the proposed offering of up to 300,000 additional shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) may be issued by the Company pursuant to the Company’s 2006 Stock Option and Performance Incentive Plan, as amended (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
     1. An executed copy of the Registration Statement.
     2. The Restated Articles of Incorporation of the Company, with all amendments thereto, as certified by the Secretary of State of the State of Arkansas and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.
     3. The Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Board of Directors
Home BancShares, Inc.
January 18, 2008

     4. A copy of the Plan, as amended.
     5. All resolutions or minutes of the Board of Directors and the shareholders of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the adoption and amendment of the Plan and arrangements in connection therewith and the registration of shares issued pursuant to the Plan, including the Registration Statement.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Arkansas Business Corporation Act of 1987, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.
     Based upon, subject to and limited by the foregoing, we are of the opinion that assuming receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.
     This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this opinion and consent, we do not admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/	Mitchell, Williams, Selig,
Gates & Woodyard, P.L.L.C.

MITCHELL, WILLIAMS, SELIG,
GATES & WOODYARD, P.L.L.C.